EXHIBIT 99.1

Diamond Entertainment Corporation Announces Results of Third Quarter of Fiscal 2005

Friday, February 18, 2005

Diamond’s Third Quarter Year to Date Sales Increase by 57%

Walnut, CA.--(BUSINESS WIRE) – February 15, 2005 - Diamond Entertainment Corporation (the “Company”), dba e-DMEC, (OTCBB: DMEC – News), a leading dealer of videocassette and DVD (Digital Video Disc) titles to the budget home video & DVD markets, today announced net income of $368,000 and $341,000 for the three months period ended December 31, 2004 and 2003, respectively.  For the three months ended December 31, 2004 and 2003, net sales were $2,648,000 and $1,880,000, respectively or an increase of 41%.  For the nine month period ended December 31, 2004 and 2003, net income was $699,000 and $10,000, respectively. Net sales for the nine month period ended December 31, 2004 and 2003, were $5,813,000 and $3,699,000, respectively, an increase of 57%.

“Our major customers increased their orders during the quarter, and DVD sales continued its upward trend which accounted for the major increase in sales.  This increase in sales, confirms our selection of new DVD and videocassette programs to our library was on target,” said James Lu, Diamond’s Co-Chairman and Co-CEO.  “We remain confident that the remaining quarter of this fiscal year will enable us to realize a record year,” concluded Mr. Lu.

Diamond Entertainment Corporation

Comparative Summary of Selected Financial Data

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003

Net Sales	$2,648,000	$1,880,000	$5,813,000	$3,699,000
Operating Profit	$400,000	$417,000	$815,000	$179,000
Other Income (Expenses) – Net	$(32,000)	$(76,000)	$(115,000)	$(169,000)
Net Income (Loss)	$368,000	$341,000	$699,000	$10,000
Net Income (Loss) Per share	$0.00	$(0.00)	$0.00	$(0.00)

Diamond Entertainment Corporation

Selected Balance Sheet Information

	December 31, 2004	March 31, 2004

Total Current Assets	$2,049,000	$2,162,000
Total Assets	$2,825,000	$2,690,000
Total Current Liabilities	$2,780,000	$3,463,000
Total Stockholders’ Equity (Deficit)	$45,000	$(772,,000)
Total Liabilities and Stockholders’ Equity	$2,825,000	$2,690,000

About Diamond Entertainment Corporation

Diamond Entertainment Corporation develops, markets, and distributes multiple lines of high-quality products.  Diamond markets & sells videocassette and DVD (Digital Video Disc) titles to the budget home video & DVD markets through national & regional mass merchandisers, department stores, drug stores, supermarkets, and other similar retail outlets.

SAFE HARBOR STATEMENT

This news announcement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management.  When used in this news announcement, the words “anticipate,” “believe,” “expect,” “estimate” and “intend” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements.  Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties in this announcement and in the Company’s Forms 10-KSB for the year ended March 31, 2004, filed June 29, 2004, Form 10-QSB for the quarter ended June 30, 2004 filed on August 20, 2004, Form 10-QSB for the quarter ended September 30, 2004, filed on November 15, 2004, Form 10-QSB for the quarter ended December 31, 2004, filed on February 14, 2005 and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings.

Contact:  Fred Odaka CFO

Diamond Entertainment Corporation

800 Tucker Lane

Walnut, CA 91789

Ph. 626-839-8253

Fax: 626-839-0219

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